Exhibit 10.2

May 30, 2013

Mr. Walter Killough

6 Garden Court

Mahwah, NJ 07430

Re: Employment Agreement dated as of December 2, 2008 between

dELiA*s, Inc. and Walter Killough, as amended (the “Agreement”)

Dear Walter:

As discussed with the Board of Directors, the purpose of this letter agreement is to address the Company’s Chief Executive Officer transition. This constitutes the Sixth Amendment to the Agreement (this “Amendment”). Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1.	Executive and the Company mutually agree that effective as of June 5, 2013 Executive shall serve as the Company’s Chief Operating Officer.

Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification.

dELiA*s, Inc.

By:	/s/ Michael Zimmerman
Michael Zimmerman, Chairman

Accepted and Agreed:

/s/ Walter Killough
Walter Killough